Filed Under Rule 424(b)(3), Registration Statement No. 333-221261
Pricing Supplement Number 468 Dated Monday, February 12, 2018
(To: Prospectus Dated November 1, 2017 and Prospectus Supplement Dated November 3, 2017)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FF76	[]	100%	2.000%	[]	Fixed	3.400%	MONTHLY	02/15/2030	03/15/2018	$2.08	Yes	Senior Unsecured Notes

Redemption Information:Non-Callable

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, February 12, 2018 through Tuesday, February 20, 2018
Trade Date: Tuesday, February 20, 2018 @12:00 PM ET
Settlement Date: Friday, February 23, 2018
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Incapital, LLC, Citigroup, J.J.B. Hilliard, W.L. Lyons, Inc., Wells Fargo Advisors, RBC Capital Markets

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
National Rural Utilities Cooperative Finance Corp Prospectus Dated November 1, 2017